Exhibit 5.1

FORM OF WEIL, GOTSHAL & MANGES LLP EXHIBIT 5 OPINION

[LETTERHEAD OF WGM]

                , 2003

Hughes Electronics Corporation
200 N. Sepulveda Boulevard
El Segundo, California 90245

Ladies and Gentlemen:

     We have acted as counsel to Hughes Electronics Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-4, Registration No. 333-105851 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of 1,198,188,342 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) to be distributed pursuant to the terms of the Stock Purchase Agreement (as amended, the “Stock Purchase Agreement”), dated as of April 9, 2003, by and among the Company, General Motors Corporation, a Delaware corporation (“GM”), and The News Corporation Limited, an Australia corporation (“News Corporation”). The Stock Purchase Agreement contemplates the split-off of the Company from GM.

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company, the Registration Statement, including the consent solicitation statement/prospectus contained therein, the Stock Purchase Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Stock Purchase Agreement.

Hughes Electronics Corporation
                , 2003

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock to be distributed to the holders of Class H common stock of GM, pursuant to the Stock Purchase Agreement and registered pursuant to the Registration Statement, have been duly authorized, and when distributed in accordance with the terms of the Stock Purchase Agreement, will be validly issued, fully paid and nonassessable.

     The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to (i) the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the consent solicitation statement/prospectus which is a part of the Registration Statement and (ii) the use of this letter as an exhibit to the Registration Statement on Form F-4, Registration No. 333-105853 (the “F-4 Registration Statement”), filed by News Corporation under the Securities Act and to any and all references to our firm in the prospectus which is a part of the F-4 Registration Statement.

            Very truly yours,